UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 28, 2015

Stewardship Financial Corporation

(Exact name of registrant as specified in its charter)

New Jersey	0-21855	22-3351447
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

630 Godwin Avenue, Midland Park, NJ		07432
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 444-7100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On August 28, 2015, Stewardship Financial Corporation (the “Company”) completed the issuance of $16.6 million in aggregate principal amount of 6.75% Subordinated Notes Due 2025 (the “Notes”) in a private placement transaction to various institutional accredited investors (the “Private Placement”).  The Notes were issued by the Company pursuant to a Subordinated Note Purchase Agreement, dated August 28, 2015 (the “Note Purchase Agreement”), between the Company and the purchasers identified therein.

The net cash proceeds of the offering will be approximately $16.0 million and are being used to redeem the Non-Cumulative, Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) issued to the United States Treasury in connection with the Company’s participation in the Small Business Lending Fund program as well as for general corporate purposes.  The Notes are expected to qualify as Tier 2 capital for regulatory capital purposes, subject to applicable limitations.

The Notes have a maturity date of August 28, 2025 and bear interest at an annual fixed rate of 6.75%. Interest will be paid semi-annually, in arrears, on March 1 and September 1 of each year during the time that the Notes remain outstanding through the maturity date or earlier redemption date.  The notes are redeemable, without penalty, on or after August 28, 2020 and, in certain limited circumstances, prior to that date.  As more completely described in the Notes, the indebtedness evidenced by the Notes, including principal and interest, is unsecured and subordinate and junior in right of the Company’s payments to general and secured creditors and depositors of the Bank.  The Notes also contain provisions with respect to redemption features and other matters pertaining to the Notes.

The form of Note and the form of Note Purchase Agreement are filed with this Current Report on Form 8-K as Exhibits 4.1 and 10.1 respectively.  The above summaries of the Notes and the Note Purchase Agreement do not purport to be a complete description of such documents and are qualified in their entirety by reference to the documents attached hereto.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of the Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01 – Other Events.

On September 1, 2015, the Company completed the redemption of $15 million of its outstanding Series B Preferred Stock that had been issued to the United Stated Treasury Department through participation in the Small Business Lending Fund (the “SBLF”) program. The shares were redeemed at their liquidation value of $1,000 per share plus accrued dividends through August 31, 2015 for a total redemption price of $15,113,881.67.

The redemption was approved by the Company’s primary federal regulator and was funded with the proceeds from the Private Placement, which the Company completed on August 28, 2015.

On August 28, 2015, the Company issued a press release announcing the completion of the Private Placement and the redemption of the Series B Preferred Stock.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. The press release is furnished as Exhibit 99.1 and incorporated by reference herein.

Information contained in Exhibit 99.1 shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, as amended, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 – Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

Exhibit 4.1	Form of 6.75% Subordinated Note, dated as of August 28, 2015, issued by Stewardship Financial Corporation.

Exhibit 10.1	Form of Subordinated Note Purchase Agreement, dated as of August 28, 2015, between Stewardship Financial Corporation and the Purchasers identified therein.

Exhibit 99.1	Press Release dated August 28, 2015

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2015	Stewardship Financial Corporation

	By:	/s/ Claire M. Chadwick
	Name:	Claire M. Chadwick
	Title:	Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

Exhibit 4.1	Form of 6.75% Subordinated Note, dated as of August 28, 2015, issued by Stewardship Financial Corporation.

Exhibit 10.1	Subordinated Note Purchase Agreement, dated as of August 28, 2015, between Stewardship Financial Corporation and the Purchasers identified therein.

Exhibit 99.1	Press Release dated August 28, 2015